Exhibit 99.1

SkyPeople Fruit Juice, Inc. Reports First Quarter 2009 Financial Results

XI’AN, China – May 15, 2009 – SkyPeople Fruit Juice, Inc. (OTC BB: SPFJ) (“SkyPeople” or “the Company”), a leading processor and manufacturer of concentrated apple, kiwifruit, pear and other fruit juices and fruit products in the People's Republic of China, today reported financial results for the first quarter ended March 31, 2009.

First Quarter Highlights

•	Gross profit margin increased to 43.8% from 21.0% for the first quarter of fiscal 2008.
•	Income from operations increased 88.1% year-over-year to $2.0 million.
•	Net income increased 17.8% year-over-year to $1.2 million or $0.04 per diluted share.
•	Began sales in the Chinese market of approximately 50% gross margin kiwifruit vinegar and mulberry vinegar.

Management’s Commentary

Mr. Yongke Xue, Chief Executive Officer of SkyPeople, stated, “Our strong gains in gross profit margin, operating income and net income for the first quarter demonstrate our ability to successfully develop and bring to market high quality, healthy and nutritious fruit juice products that satisfy accelerating consumer demand and preference for healthier fruit-based juice drinks.  Interest in small breed fruit products such as our specialty kiwifruit and mulberry products continues to escalate worldwide due to the nutritional advantages and unique taste of these specialty fruits, which are not as widely available as more traditional juice flavors.  We also began sales of high margin kiwifruit and mulberry vinegar products during the first quarter.  Sales in each of these product categories offset part of our planned decrease in apple and pear juice product sales as we seek to build a larger volume of higher margin product sales into our mix.

Mr. Xue continued, “One of our goals is to increase our production capacity of kiwifruit juice and kiwifruit puree from 10,000 tons to 22,500 tons by the third quarter of 2009.  We will also continue to invest in upgrading our existing facilities to improve our operational efficiency and productivity.  As the fruit juice market continues to evolve, we are confident in our ability to meet growing consumer demand both domestically and internationally for unique and high quality juice products.”

First Quarter Results

Revenue for the first quarter of 2009 was $6.7 million compared to $8.9 million for the first quarter of 2008.  The decrease was primarily due to reduced sales of concentrated apple juice and pear juice, partially offset by an increase in sales of fruit beverages, fresh fruits and fruit vinegars in the Company’s Chinese markets.  Since 2008, the Company has increased its sales and marketing focus on kiwifruit concentrate and kiwifruit juice beverages which carry higher margins than concentrated apple and pear juice products.

Gross profit increased 57.3% to $2.9 million in the first quarter of 2009 compared to $1.9 million in the first quarter of 2008.   Gross margin as a percent of revenue in the first quarter was 43.8% compared to 21.0% in the first quarter of 2008.  The increase in gross margin as a percentage of revenue in the first quarter of fiscal 2009 was primarily due to a decrease in the price of fresh fruits for squeezing and a change in sales mix to a higher balance of higher margin kiwifruit juice products, partially offset by a decrease in the gross margin of fruit beverages.

Operating expenses increased by 17.8% to $961,002 for the first quarter ended March 31, 2009, from $815,536 for the corresponding period in fiscal 2008.   The increase was primarily related to increased investment in new product research and development.

Income from operations increased 88.1% to $2.0 million for the first quarter of 2009 from $1.0 million for the first quarter of 2008.

Provision for income taxes was $493,870 for the first quarter of 2009 compared to $130,520 for the first quarter of 2008. The increase in tax provision for the first quarter of 2009 was due to an increase in the effective tax rate of Shaanxi Tianren. (SkyPeople Fruit Juice, Inc. is the holding company for Shaanxi Tianren Organic Food Co., Ltd.)  Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitled Shaanxi Tianren to tax-free treatment for two years starting from 2007. Commencing in 2009, Shaaxin Tianren is subject to the regular tax rate of 25% according to the new tax law in China, which was effective on January 1, 2008.

Net income increased 17.8% to $1.239 million or $0.04 per diluted share for the quarter ended March 31, 2009, compared to net income of $1.052 million or $0.04 per diluted share for the same quarter of 2008.

Balance Sheet Highlights

As of March 31, 2009, cash and cash equivalents totaled $23.2 million, working capital was $15.3 million and stockholders’ equity was $43.9 million.

About SkyPeople Fruit Juice, Inc.

SkyPeople Fruit Juice, Inc. is a holding company for Shaanxi Tianren. Shaanxi Tianren is a company organized according to the laws of the People's Republic of China. SkyPeople's main products are concentrated apple, kiwifruit, pear and other fruit juices for domestic and international consumers. Its brand, HEDETANG, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product. Shaanxi Tianren owns the largest kiwifruit plantation in China and is a leading worldwide producer of concentrated kiwifruit juice. For more information, please visit www.skypeoplefruitjuice.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
818-390-1272
springliu@skypeoplejuice.com

The Piacente Group, Inc.
Ms. Brandi Piacente
212-481-2050
brandi@thepiacentegroup.com

-- Financial Table Follow --

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS, UNAUDITED
	March 31,	December 31,
	2009	2008
ASSETS	(Unaudited)

CURRENT ASSETS
Cash and equivalents	$23,243,078	$15,274,171
Accounts receivable	5,011,043	11,610,506
Other receivables	225,640	297,394
Inventories	2,312,116	1,844,397
Prepaid expenses and other current assets	904,368	1,087,076
Total current assets	31,696,245	30,113,544

PROPERTY, PLANT AND EQUIPMENT, Net	19,930,452	20,406,967
LAND USAGE RIGHTS	6,353,266	6,404,771
OTHER ASSETS	2,299,914	2,362,049
TOTAL ASSETS	$60,279,877	$59,287,331

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,501,521	$663,092
Accrued expenses	1,341,469	1,657,437
Accrued liquidated damages	254,301	254,301
Related party payables	-	23,452
Income taxes payable	658,700	1,450,433
Advances from customers	1,404,299	1,375,460
Short-term notes payable	11,239,737	11,256,871
Total current liabilities	16,400,027	16,681,046

	-
TOTAL LIABILITIES	16,400,027	16,681,046

EQUITY
SkyPeople Fruit Juice, Inc. stockholders’ equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized 3,448,480 Series B Preferred Stock issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	3,448	3,448
Common Stock, $0.01 par value; 100,000,000 shares authorized 22,271,786 shares issued and outstanding as of March 31, 2009 and December 31, 2008, respectively	222,717	222,717
Additional paid-in capital	13,791,724	13,791,724
Accumulated retained earnings	23,708,370	22,468,934
Accumulated other comprehensive income	4,479,718	4,573,143
Total SkyPeople Fruit Juice, Inc. stockholders' equity	42,205,977	41,059,966
Noncontrolling interests	1,673,873	1,546,319
TOTAL EQUITY	43,879,850	42,606,285

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,279,877	$59,287,331

SKYPEOPLE FRUIT JUICE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME,
UNAUDITED
	Three Months Ended
	March 31,	March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$6,671,061	$8,850,584
Cost of Sales	3,746,159	6,990,966
Gross Profit	2,924,902	1,859,618

Operating Expenses
General and administrative	411,904	566,714
Selling expenses	273,588	241,345
Research and development	275,510	7,477
Total operating expenses	961,002	815,536

Income from Operations	1,963,900	1,044,082

Other Income (Expense)
Interest expense	(226,396)	(59,028)
Interest income	7, 316	6,164
Subsidy income	87,800	-
Other income (expense)	(40)	238,956
Total other income (expense)	(131,320)	186,092

Income Before Income Taxes	1,832,580	1,230,174

Income Tax Provision	493,870	130,520

Net Income	1,338,710	1,099,654
Less: Net income attributable to noncontrolling interests	99,274	47,835
NET INCOME ATTRIBUTABLE TO SKYPEOPLE FRUIT JUICE, INC.	$1,239,436	$1,051,819

Earnings Per Share:
Basic earnings per share	$0.04	$0.04
Diluted earnings per share	$0.04	$0.04

Weighted Average Shares Outstanding:
Basic	22,271,684	22,485,118
Diluted	28,394,863	27,907,889

Comprehensive Income:
Net income	$1,338,710	$1,099,654
Foreign currency translation adjustment	(93,425)	1,420,300

Comprehensive Income	$1,245,285	$2,519,954
Comprehensive income attributable to the noncontrolling interest	(127,554)	(47,835)
Comprehensive income attributable to SkyPeople Fruit Juice, Inc.	$1,117,731	$2,472,119